Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-198070, 333-225890, and 333-249955 on Form S-8, and Registration Statement Nos. 333-208674, 333-218112, and 333-226402, 333-230085, 333-233193 and 333-238151 , on Form S-3 of our report dated March 30, 2023 included in this Annual Report on Form 10-K of Galectin Therapeutics, Inc. and subsidiaries (the “Company”) relating to the consolidated balance sheets of the Company as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the two years in the period ended December 31, 2022.

/s/ CHERRY BEKAERT LLP

Atlanta, Georgia
March 30, 2023